UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2007

Mirant Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16107	58-2056305
(State or Other Jurisdiction of
Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1155 Perimeter Center West, Suite 100, Atlanta, Georgia	30338
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 579-5000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry into a Material Definitive Agreement

On January 15, 2007, Mirant Americas Inc. (“Seller”), a wholly owned subsidiary of Mirant Corporation (the “Corporation”), entered into a definitive purchase and sale agreement (the “Purchase Agreement”) that provides for the sale of six U.S. natural gas-fired plants to a subsidiary of LS Power Equity Partners I, L.P., LS Power Equity Partners II, L.P. and certain other affiliated funds (collectively, “LS Power”) (the “Transaction”).  The aggregate purchase price for the Transaction is $1.407 billion, which includes estimated working capital.  After the payment of related project-level debt, estimated to be $83 million at the closing, the net proceeds to the Corporation are expected to be $1.324 billion.

Under the terms and subject to the conditions set forth in the Purchase Agreement, Seller agreed to sell, or cause to be sold, all of the equity interests in six U.S. natural gas fired plants to LS Power Acquisition Co I, LLC (“Buyer”), a wholly owned subsidiary of LS Power.  The U.S. plants being sold are Zeeland (903 MW), West Georgia (613 MW), Shady Hills (469 MW), Sugar Creek (561 MW), Bosque (546 MW) and Apex (527 MW), constituting a total of 3,619 MW.

The preceding description of the Purchase Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of such agreement.  A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The transaction is expected to close in the second quarter of 2007.  The transaction is conditioned upon, among other things, customary regulatory approval.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Document

2.1	Purchase and Sale Agreement, dated as of January 15, 2007, by and between Seller and Buyer
99.1	Press Release, dated January 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 17, 2007

Mirant Corporation

/s/ Thomas Legro
Thomas Legro
Senior Vice President and Controller
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

2.1	Purchase and Sale Agreement, dated as of January 15, 2007, by and between Seller and Buyer
99.1	Press Release, dated January 16, 2007